Exhibit 10.14

Global Remuneration Policy Statement (“GRPS")

Last Review Date: February 2025

Contents

1         Overview         1

1.1         Policy Statement         1

1.2         Key principles         1

1.3         Scope         6

1.4         Roles and Responsibilities         6

1.5         References         7

1.6         Review Schedule         8

1.7         Escalation Requirements         8

2         Definitions         8

1	Overview

1.1	Policy Statement

Janus Henderson Group plc (the “Company”) operates a single Remuneration Policy which applies in its entirety to all entities and employees including the executives, unless local laws or regulations set more rigorous requirements for any aspect, in which case the higher standards apply.

The GRPS is in place to ensure remuneration aligns with evolving business strategy and changes in the markets in which we operate, is consistent with best practice, promotes sound and effective risk management and is compliant with applicable regulations.

A successful remuneration policy should be sufficiently flexible to take account of future changes in the Company’s business environment and remuneration practice and therefore the GRPS is subject to change from time to time. The policy is therefore reviewed on an annual basis.

Our remuneration practices aim to link pay with performance and drive long-term shareholder returns, while appropriately managing risk. In doing so, the Human Capital and Compensation Committee (HCCC or “the Committee”) and the Board recognize that our remuneration policies and practices must enable us to attract, motivate and retain exceptional people, while aligning their interests with those of our clients and shareholders.

1.2	Key principles

The key drivers of our remuneration philosophy are:

●	Attract and retain employees critical to our long-term success;
●	Fully align pay with our strategic priorities, reinforce a strong performance culture through rewards that reflect Company, department, team and individual performance;
●	Align management, client and shareholder interests, deferring a significant portion of remuneration into JHG stock awards and/or fund units;
●	Manage risk taking and conflicts of interest in our incentive plans, maintain an appropriate balance between base pay, short-term cash incentives and long-term deferred incentives;
●	Ensure that remuneration processes and procedures comply with industry requirements and legislation, are consistent with market practice, and include effective risk management controls.

The Company’s remuneration principles are reinforced through an appropriate balance of the following elements of remuneration:

Base Pay	Attract and retain employees with the personal attributes, skills and experience required to deliver long-term value for clients and shareholders.
Benefits

Provide health benefits to support our employees and their families, geared toward employee wellbeing, competitive within each of our local markets, cost-effective and tax-efficient whenever possible.

Offer competitive retirement and/or pension arrangements that allow employees to build wealth, are aligned with the Company’s risk appetite, and cost- and tax-efficient for employees and the Company.

The Company operates voluntary all employee share plans including Buy As You Earn (BAYE), Sharesave (SAYE), and an Employee Stock Purchase Plan (ESPP) in which staff can participate within approved contribution guidelines to encourage employees to become shareholders in the Company.

Variable Incentive Awards

Employees are eligible to receive discretionary variable incentive awards based on Company, department, and individual performance. These awards are funded from a Profit Pool more fully described below. Variable incentives are paid in the form of cash and/or deferred awards. Deferrals are delivered in Company restricted stock and/or fund units.

Under the scorecard approach that applies to certain senior executives as described below, a portion of the deferral is delivered in performance shares that cliff vest on the third anniversary of the grant date using a matrix-based target derived from a combination of annual net new revenue growth and adjusted operating margin.

Performance Fee Incentives

The Company receives performance fees in relation to certain funds depending on outperformance of each fund against pre-determined benchmarks. Performance fees may be shared directly with investment professionals, on a discretionary basis, subject to the Company’s deferral arrangements which apply to the variable incentive awards described below.

The Company operates a small number of formulaic performance incentive arrangements, including legacy contractual arrangements, which predominantly relate back to historic acquisitions.  These incentives are subject to adjustment and the Company’s deferral arrangements.

Commission Arrangements

Direct front line sales professionals located in the US participate in market-standard Sales Variable Pay Plans (the “Plans”) that include formulaic commissions and discretionary incentive awards. The Plans are intended to reward sales professionals for individually generated sales and the performance of the broader team. Monthly commissions are generally a set percentage (“basis points”) of individual gross sales (basis points may increase upon achievement of key sales thresholds), or the amount may be determined based on an ‘attainment’ framework and calculated as a percent of achievement relative to the sales goal. Discretionary awards are funded by team gross sales and allocated to individuals based on achievement of key performance indicators. Individual payments from these plans may be adjusted at the discretion of line management, and in consideration of personal conduct and behaviours. UK employees do not receive commissions.

The Company operates a maximum variable to fixed compensation ratio for Material Risk Takers under MIFIDPRU. For all other employees the Company does not operate ratios (maxima or minima) in regard to the mix of base pay and variable pay, opting instead for managing fixed and variable remuneration in line with market practice and by reference to each employee‘s role and individual performance.

Variable Incentive Awards

Profit Pool

The Company pays variable incentive remuneration for most employees from a pool funded by Company profit (“Profit Pool”). The Profit Pool funds employee variable incentive awards, as well as performance fee remuneration (where applicable). The pool has a specific Pre-Incentive Operating Income (“PIOI”) calculation and a corresponding funding percentage, effectively creating a ‘profit share’ arrangement between our employees and our shareholders.

PIOI is generally considered as operating income before the deduction of incentive remuneration and overhead. The indicative funding percentages are subject to oversight and approval by the Human Capital and Compensation Committee (HCCC). The HCCC retains the discretion to modify or terminate remuneration plans and programmes without prior notice.

Profit Pool funding level is directly linked to profit generated in the current year, reflecting the firm’s ability to pay and thereby strengthening its capital base. Adjustments to the Profit Pool are common based on business as usual and non-recurring events that impact profitability. Additionally, the Committee may apply its discretion and further adjust the profit pool (even to zero):

o	If the HCCC believes an adjustment, either up or down, better aligns the Profit Pool with Company performance, or in consideration of any non-financial objectives or factors as appropriate,
o	in consideration of an annual assessment of backward- and forward-looking risks, and/or
o

based on independent guidance or advice from the JHG Board Risk Committee, the Janus Henderson UK Holdings Limited Board (“JHUKHL Board”), or the Janus Henderson Investors Europe SA Board (“JHIESA Board”).

The ability to adjust the Profit Pool in this manner is designed to ensure alignment between variable compensation levels and broader company performance. The annual risk assessment considered by the HCCC addresses types of risk relevant to the firm (including relevant sustainability risks) and allows the HCCC to consider; if the firm’s compensation structure is adequately aligned to its risk and control environment, and whether further adjustments to the pool should be made. In this respect, the firm’s remuneration policy is also consistent with the integration of relevant sustainability risks.

Once the Profit Pool is calculated, allocations are cascaded to department leadership through a process initiated by the Chief Executive Officer (the “CEO”), in collaboration with members of the Executive Committee. During this allocation process, department performance and contribution toward Company results are taken into account, and consideration is given to financial and non-financial key performance indicators as determined for each department. This group may review relevant department level information gathered from the annual risk assessment, the review of material risk events, and any conduct or behaviour issues.

Employees receive variable incentive awards from the profit pool on a discretionary basis, based on the recommendations of line managers and in consideration of individual performance appraisals. Under the Company’s performance appraisal framework, employees;

●	set individual objectives (jointly with line management), aligned to the Company’s overall strategic priorities and financial objectives, yet unique to their individual role and department, and
●	must demonstrate a commitment towards diversity and inclusion, and

●	are expected to exhibit certain behavioural competencies, aligned with the Company’s values:
o	‘clients come first – always’,
o	‘execution supersedes intention’,
o	‘together we win’,
o	‘diversity improves results’, and
o	‘truth builds trust’.

In respect of individual incentive awards from the Profit Pool, employees are measured against;

●	achievement of their individual objectives, and
●	demonstration of the above behavioural competencies.

This is a ‘guidance based’ approach with no specific rules constraining line manager discretion. Final decision-making and approval of individual awards is held by department leadership. The CEO and Global Head of Total Rewards review department outcomes, including a gender pay view, and provide oversight and direction as needed.

o

The Remuneration Review Committee (the “RRC”) reviews individual incentive remuneration in the context of material risk events, conduct and behaviours and may recommend an adjustment to individual incentive awards based on this review.

o	The RRC also reviews exceptional remuneration proposals relating to individuals identified as Code Staff under the MIFIDPRU, AIFMD and UCITS Remuneration Codes.

Profit Pool eligibility does not guarantee that variable incentives will be paid to an employee, and the payment of no variable incentive is a possibility should performance of the firm and/or the individual require this. Employees typically must be actively employed by Janus Henderson on the day that Profit Pool incentives are distributed in order to receive these awards.

o

Employees paid outside the Profit Pool: The Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Risk Officer (“CRO”) and Chief Administrative Officer (“CAO”) do not receive variable compensation from the Profit Pool. The HCCC retains decision-making and approval of CEO and Executive Committee remuneration, taking into consideration Company, department, and individual performance.

o

As a result of new business acquisitions, there may be a small number of compensation arrangements that are paid outside the Profit Pool. These are considered short-term and are to avoid any undue pressure on the Profit Pool whilst new business acquisitions are embedding into the wider firm.

Scorecard Approach

The HCCC uses a structured scorecard to measure performance of the CEO and his direct reports on the Executive Committee. The scorecard approach is designed to align senior executive remuneration with Company performance and reward them for achieving outcomes that maximise long-term value for clients and shareholders. The scorecard is based on the same factors used by the Company to evaluate business results. The performance categories, measures, and weightings are as follows:

o	Financial Outcomes (25% weighting). Deliver strong financial results for shareholders measured by revenue growth, cost management, operating margin expansion, and total shareholder return;
o	Client Outcomes (25% weighting). Deliver superior investment performance and client service measured by three-year investment performance relative to benchmark, client satisfaction, and net AUM flows;
o	Strategy (25% weighting). Transform and articulate the Company’s strategy to position the organization for growth; and
o

Culture (25% weighting). Embed new missions, values and purpose, create a high-performance culture focused on delivering positive client outcomes, attract and retain diverse talent, drive cross-functional collaboration and communication, and reinforce our commitment to Corporate Responsibility.

At the end of each year, the HCCC uses the scorecard to evaluate senior executive performance relative to the specific performance measures established at the beginning of the year. Following this assessment, the Committee determines the total variable incentive award for these executives.

Deferral arrangements

Deferrals are a key driver of our remuneration philosophy as they create employee ownership and align the interests of our employees, our clients, and our shareholders over the long term. All employees are subject to the Company’s deferral arrangements which apply to variable incentive awards, excluding the commission arrangements described above. Deferral rates apply to awards that exceed a minimum threshold, rates of deferral increase for larger incentive awards, or as appropriate under the Alternative Investment Fund Managers Directive (AIFMD) or Undertakings for Collective Investment in Transferable Securities (UCITS) regulations. Deferred awards vest in three equal instalments over a 3-year period. Forfeiture provisions apply to employees who cease employment with the Company during the vesting period, other than in prescribed circumstances. Deferrals are awarded in JHG restricted stock and/or fund units.

Deferral arrangements are reviewed periodically to ensure they remain aligned with:

●	the Company’s business strategy, associated time horizons and risk appetite;
●	competitive practice in the sectors and jurisdictions in which the Company operates; and
●	emerging regulatory practice.

Malus and Clawback Arrangements

All deferred awards are subject to malus provisions. In addition, clawback provisions apply to all variable pay for identified Material Risk Takers and the most senior officers (“ExCo”) at the firm. The vesting schedule of an award represents the minimum timeframe during which the malus and clawback provisions are applicable.

Performance Appraisals

The Company operates an annual performance appraisal process on a global basis. Line managers must undertake reviews of individual performance at least annually. In conjunction with department heads, Human Resources analyse and calibrate performance appraisal results and consider a number of outcomes, including but not limited to; the consistent application of ratings, the degree of performance differentiation, gender pay effects, and the alignment between pay and performance.

Additional Remuneration Policies and Practices

Anti-avoidance and anti-hedging

Per the Company’s Share Trading Policy, employees are prohibited from engaging in hedging designed to offset or reduce the risk of price fluctuations in our common stock or any other transactions that include the use of derivatives.

Identified Material Risk Takers (MRT’s) are required to complete an annual attestation certifying that they;

o	understand that they must act and make decisions within the Company’s risk appetite as described in the Enterprise Risk Management Framework, and
o	will adhere to the Company’s Personal Account Dealing policy which includes a prohibition of personal hedging transactions.

Guaranteed bonus and buy out awards

The Company complies with the principles of the Financial Conduct Authority Remuneration Code(s) in relation to guaranteed bonuses in that guaranteed variable remuneration is only awarded to material risk takers or employees with AIFMD or UCITS responsibilities in cases where:

●	it is exceptional;
●	it occurs in the context of hiring new staff;
●	the firm has a sound and strong capital base; and
●	it is limited to the first year of service.

Buying out deferred bonuses is permitted subject to, as far as possible, the timing, delivery mechanism (i.e. shares or cash) and amounts paid out being set to match the former arrangements (quantum and vesting schedule) including, where relevant, applicable performance conditions associated with the forfeited awards.

Severance Pay

The Company does not have a set policy or criteria in making a determination of an award of severance pay. However, should it be deemed appropriate to make an award of severance pay (for example in a redundancy situation), the Company will take into account factors such as the individual’s contribution up until the point of termination (for example in an extended transition period or completion of a specific project), length of service and the circumstances regarding the termination. Any severance payments are not designed to reward poor performance or misconduct.

1.3	Scope

This policy applies to all employees of Janus Henderson Group plc, its subsidiaries and affiliates.

1.4	Roles and Responsibilities

Remuneration Governance Framework

Oversight, decision-making and management activities in relation to remuneration related matters are conducted through a number of governing bodies.

Human Capital and Compensation Committee of the JHG Board of Directors

The independent non-executive Directors of the Committee are responsible for;

o	oversight and approval regarding CEO and Executive Committee remuneration,
o	decision-making regarding the Company’s remuneration practices and variable incentive plans, including;
o	review of the annual risk assessment and approval of any adjustments to the Profit Pool, and
o	periodic review of incentive plans in respect of conflicts of interest and/or mitigation of excessive risk-taking behaviours.

Janus Henderson UK Holdings Limited Board

The Janus Henderson UK (Holdings) Limited (JHUKHL) Board reviews the application of remuneration related matters to the UK consolidated prudential group (Regulatory Group). The Remuneration matters the JHUKHL Board are responsible for are as follows:

o	Approve the application of JHG Global Remuneration Policy for the Regulatory Group, ensuring that it is:
i.	consistent with and promotes sound and effective risk management within the Regulatory Group and
ii.	designed to comply with applicable regulatory requirements and guidance.
o	Periodically review the general principles of the Regulatory Group Remuneration Policy and check that they are designed to comply with applicable Remuneration Codes.
o	Review the Group Remuneration Policy and oversee its implementation.
o	Approve the MRT List for the Regulatory Group.

The JHUKHL Board delegates authority to the Regulatory Group Remuneration Committee to assist it with its oversight of the above matters.

Janus Henderson Investors Europe S.A.

The Janus Henderson Investors Europe S.A (JHIESA) Board reviews the application of remuneration related matters to JHIESA. The Remuneration matters the JHIESA Board are responsible for are as follows:

o	Approve the application of the JHG Global Remuneration Policy for JHIESA, ensuring that it is:
i.	consistent with and promotes sound and effective risk management within JHIESA and
ii.	designed to comply with applicable regulatory requirements and guidance.
o	Periodically review the general principles of Global Remuneration Policy and check that they are designed to comply with applicable JHIESA Remuneration Codes.
o	Review Global Remuneration Policy and oversee its implementation and application toward JHIESA regulatory requirements, including by encouraging the integration of sustainability aspects.
o	Approve the MRT List for JHIESA.

Remuneration Review Committee

The RRC includes the Global Head of Total Rewards, the CRO and the General Counsel. This group considers guidance and feedback from relevant department heads where appropriate and is responsible for;

o	considering material changes to global remuneration practices and variable incentive plans,
o	reviewing variable incentive plans in respect of conflicts of interest and/or potential for excessive risk taking and recommending changes,
o	recommending changes, amendments and revisions to existing remuneration mechanisms to comply with regulatory requirements,
o	determining the list of identified MRT’s and reviewing remuneration decisions for this group,
o	determining adjustments to individual and/or team remuneration following an assessment of material risk events, conduct and behaviours, and
o	approving any special remuneration arrangements for individuals and/or teams.

1.5	References

Alternative Investment Fund Managers Directive (AIFMD)

●	FCA: AIFM Remuneration Code (SYSC 19B)
●	CSSF: Luxembourg law of 12 July 2013 on alternative investment fund managers (the “AIFM Law”)
●	CSSF: ESMA Guidelines on sound remuneration policies under AIFMD (ESMA 2016/411)

Undertakings for Collective Investment in Transferable Securities (UCITS) regulations

●	FCA: UCITS Remuneration Code (SYSC 19E)
●	CSSF: Luxembourg Law of 17 December 2010 on undertakings for collective investment (the “UCITS Law”)
●	CSSF: ESMA Guidelines on sound remuneration policies under the UCITS Directive (ESMA 2016/411)

Markets in Financial Instruments Directive (MiFID)

●	FCA: MiFID II Remuneration and performance management of sales staff (SYSC 19F)
●	CSSF: ESMA Markets in Financial Instruments (MiFID II) - Directive 2014/65/EU
●	CSSF: ESMA MiFID II Delegated Regulation 2017/593
●	CSSF: Article 1 of Grand Ducal law of 30 May 2018, which incorporates MiFID II Delegated Regulation 2017/593 into Luxembourg law

FCA MiFIDPRU Remuneration Code (SYSC 19G)

CSSF Commission Recommendation of 30 April 2009 on remuneration policies in the financial services sector (2009/384/EC)

1.6	Review Schedule

The Global Remuneration Policy Statement is reviewed at least once a year and whenever changes in regulations require it. This review takes into consideration the risk profile(s) of individual funds, and the business as a whole, in order to grant employee remuneration that is in line with the risk profile of the funds we manage.

1.7	Escalation Requirements

You should report any known or suspected violations of this policy to Risk and Compliance or senior management. You can also report violations via the incident management form within the governance, risk management and compliance system (GRC/BWise). If you feel uncomfortable using any of these avenues, you can also anonymously report violations to our independent hotline provider via the web at janushenderson.ethicspoint.com or telephone at 844.765.6701 (US), 0808.234.9715 (UK), or AT&T Direct Access Code + 844.765.6701 (Other). Although the Company will not retaliate against anyone for making a good faith report, failure to report violations may lead to appropriate disciplinary action.

2	Definitions

●	Variable Incentive Awards: Variable pay includes Bonus (including any guarantee) and Performance Fees
●	Pre-Incentive Operating Income: net operating income, exclusive of passive income and incentive costs, and calculated before non-operating interest and taxes
●	Material Risk Takers: Employees whose professional activities have a material impact on the risk profile(s), of the parts of the Group covered by the MIFIDPRU, AIFMD, & UCITS Remuneration Codes